Exhibit 2.2
                    PLAN OF MERGER OF PROGRESSIVE BANK, INC.
                  WITH AND INTO HUDSON CHARTERED BANCORP, INC.


     THIS PLAN OF MERGER (this "Plan of Merger"), dated as of December 16, 1997, is by and between PROGRESSIVE BANK, INC. ("Progressive"), a New York corporation, and HUDSON CHARTERED BANCORP, INC. ("Hudson Chartered"), a New York corporation.

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Progressive and Hudson Chartered deem the merger of Progressive with and into Hudson Chartered, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Progressive and Hudson Chartered have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (the "Reorganization Agreement");

     WHEREAS, the Board of Directors of Progressive has directed that this Plan of Merger be submitted to the shareholders of Progressive; and

     WHEREAS, the Board of Directors of Hudson Chartered has directed that this Plan of Merger be submitted to the shareholders of Hudson Chartered;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I.
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), Progressive shall be merged with and into Hudson Chartered, pursuant to the provisions of, and with the effect provided in Article 9 of the New York Business Corporation Law (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Progressive shall cease and Hudson Chartered, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name "Premier National Bancorp, Inc." (Hudson Chartered as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

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                                   ARTICLE II.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

     Upon the Effective Date, the Certificate of Incorporation of the Surviving Corporation shall be restated in the form to be agreed to by the parties hereto in good faith and attached hereto as Annex A prior to submission of this Plan of Merger to the respective shareholders of Progressive and Hudson Chartered (the "Submission"), and the By-Laws of the Surviving Corporation shall be restated in the form to be agreed to by the parties hereto in good faith and attached hereto as Annex B prior to the Submission, in each case until amended in accordance with applicable law.

                                  ARTICLE III.
                         BOARD OF DIRECTORS AND OFFICERS

     1. From and after the Effective Date, the directors of the Surviving Corporation, who shall hold office until the expiration of their respective terms or until their successors are duly elected and qualified, shall be the ten persons designated by Hudson Chartered and the ten persons designated by Progressive pursuant to the Reorganization Agreement, or any persons chosen to replace such designated persons pursuant to the Reorganization Agreement and the Certificate of Incorporation and By-Laws of the Surviving Corporation. The directors of the Surviving Corporation shall be divided into three classes as nearly equal in number as possible, as provided in the Reorganization Agreement. It is intended by the parties hereto that, following the Effective Date,
T. Jefferson Cunningham III shall serve as Chairman of the Board and Chairman of the Executive Committee of the Board of the Surviving Corporation, Peter Van Kleeck shall serve as President and Chief Executive Officer of the Surviving Corporation, and John C. VanWormer shall serve as an Executive Vice President of the Surviving Corporation, each to serve until their successors are duly elected and qualified. All other officers of the Surviving Corporation shall be appointed by resolution of the directors in accordance with the By-Laws of the Surviving Corporation.

                                   ARTICLE IV.
                                    CAPITAL

     1. The designation and number of outstanding shares of capital stock of Progressive is as follows: (a) 3,831,809 shares of common stock, par value $1.00 per share ("Progressive Common Stock"), and (b) no shares of preferred stock, par value $1.00 per share ("Progressive Preferred Stock"). Each share of Progressive Common Stock is entitled


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to vote with respect to the Merger. Such number of outstanding shares of
Progressive Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights or upon the repurchase by Progressive of such shares.

     2. The designation and number of outstanding shares of capital stock of Hudson Chartered is as follows: (a) 7,076,263 shares of common stock, par value $0.80 per share ("Hudson Chartered Common Stock" until the Effective Date and "Surviving Corporation Common Stock" from and after the Effective Date); and (b) no shares of preferred stock, par value $0.01 per share ("Hudson Chartered Preferred Stock"). Each share of Hudson Chartered Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of Hudson Chartered Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by Hudson Chartered pursuant to its Dividend Reinvestment and Stock Purchase Plan or upon the repurchase by Hudson Chartered of such shares.

     3. The shares of capital stock of Hudson Chartered issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.

                                   ARTICLE V.
                     CONVERSION AND EXCHANGE OF PROGRESSIVE
                       SHARES; FRACTIONAL SHARE INTERESTS

     1. On the Effective Date, each share of Progressive Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5, 6 and 7 of this Article) shall, by virtue of the Merger, be converted into 1.82 shares of Surviving Corporation Common Stock (the "Exchange Ratio") and shall no longer be shares of common stock of Progressive. Each share of Hudson Chartered Common Stock issued and outstanding immediately before the Effective Date shall remain an outstanding share of Surviving Corporation Common Stock after the Effective Date.

     2. On the Effective Date, all shares of Progressive Common Stock held in the treasury of Progressive or owned beneficially by any subsidiary of Progressive other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Progressive Common Stock owned by the Surviving Corporation or owned beneficially by any subsidiary of the Surviving Corporation other than in a fiduciary capacity or in connection with a debt previously



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contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Progressive Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled for fractional shares. As soon as practicable after the Effective Date, the Surviving Corporation or its agent will send a notice and transmittal form to each Progressive stockholder of record at the Effective Date whose Progressive Common Stock shall have been converted into Surviving Corporation Common Stock advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Surviving Corporation or its agent outstanding certificates formerly representing Progressive Common Stock in exchange for new certificates for Surviving Corporation Common Stock. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid and the right to receive cash for fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of Progressive for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock until the Surviving Corporation has received the written agreement of such person contemplated by
Section 4.10 of the Reorganization Agreement. If any certificate surrendered for exchange is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

     4. Upon the Effective Date, the stock transfer books of Progressive shall be closed and no transfer of Progressive Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding,


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neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of Progressive Common Stock for any amount properly paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     5. To the extent dissenters' rights apply under New York law, no conversion under Paragraph 1 of this Article V shall be made in respect of any share of Progressive Common Stock as to which a Progressive shareholder has elected to exercise dissenters' rights pursuant to Section 910 of the New York Business Corporation Law, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

     6. In the event that during the period commencing on the date hereof and ending on the Effective Date, the outstanding shares of Hudson Chartered Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Hudson Chartered's capitalization, all without Hudson Chartered's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered pursuant to this Plan of Merger.

     7. Notwithstanding any other provision hereof, each holder of shares of Progressive Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such Certificates, cash in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock. The market value of one share of Surviving Corporation Common Stock on the Effective Date shall be the closing price of Hudson Chartered Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     8. On the Effective Date, Progressive's obligations with respect to stock options granted under the Progressive Stock-Based Compensation Plans (as that term is defined in the Reorganization Agreement) shall be assumed by the Surviving Corporation. At the Effective Date, each option to


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purchase or other right with respect to shares of Progressive Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Progressive Options") granted by Progressive under the Progressive stock option plans, which are outstanding at the Effective Date whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock, and the Surviving Corporation shall assume each Progressive Option, in accordance with the terms of the applicable Progressive stock plan and stock option or other agreement by which it is evidenced, except that, from and after the Effective Date, (i) the number of shares of Surviving Corporation Common Stock subject to each Progressive Option shall be equal to the number of shares of Progressive Common Stock subject to such Progressive Option immediately prior to the Effective Date multiplied by the Exchange Ratio, and (ii) the per share exercise price under each such Progressive Option shall be adjusted by dividing the per share exercise price under each such Progressive Option by the Exchange Ratio, rounded up to the nearest cent. Notwithstanding the provisions of clause (i) of the preceding sentence, the Surviving Corporation shall not be obligated to issue any fraction of a share of Surviving Corporation Common Stock upon exercise of Progressive Options and any fraction of a share of Surviving Corporation Common Stock that otherwise would be subject to a converted Progressive Option shall represent the right to receive a cash payment upon exercise of such converted Progressive Option equal to the product of such fraction and the market value of one share of the Surviving Corporation Common Stock, as determined in the manner set forth in next succeeding sentence, less the exercise price attributable to such fractional share, rounded down to the nearest cent. The market value of one share of the Surviving Corporation Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the national exchange on which such stock is traded (as reported by The Wall Street Journal) on the last trading day preceding the exercise date. In addition, notwithstanding clauses (i) and (ii) of this paragraph 8, in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

     9. As soon as practicable after the Effective Date, the Surviving Corporation shall deliver to the participants in each Progressive stock plan an appropriate notice setting


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forth such participant's rights pursuant thereto and the grants subject to such
Progressive stock plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Paragraph 8 of this Article V after giving effect to the Merger), and the Surviving Corporation shall comply with the terms of each Progressive stock plan to ensure, to the extent required by, and subject to the provisions of, such Progressive stock plan, that Progressive Options which qualified as incentive stock options prior to the Effective Date continue to qualify as incentive stock options after the Effective Date.

     10. Hudson Chartered shall reserve for issuance a sufficient number of shares of Hudson Chartered Common Stock for the purpose of issuing its shares to Progressive's shareholders in accordance with this Article V. At all times after the Effective Date, the Surviving Corporation shall reserve for issuance such number of shares of Surviving Corporation Common Stock as necessary so as to permit exercise of options granted under the Progressive option plans in the manner contemplated in Paragraph 8 of this Article V of this Plan of Merger and the instruments pursuant to which such options are granted.

                                   ARTICLE VI.
                          EFFECTIVE DATE OF THE MERGER

     A certificate of merger evidencing the transactions contemplated herein shall be delivered to the New York Department of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII.
                               FURTHER ASSURANCES

     If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Progressive, or otherwise carry out the provisions hereof, the proper officers and directors of Progressive, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of Progressive, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.


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                                  ARTICLE VIII.
                              CONDITIONS PRECEDENT

     The obligations of Hudson Chartered and Progressive to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX.
                                   TERMINATION

     Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Progressive and Hudson Chartered, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate automatically, without further action of the parties.

                                   ARTICLE X.
                                  MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of Hudson Chartered and Progressive. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.






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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                             HUDSON CHARTERED BANCORP, INC.



______________________             By _____________________________
Kathy D. Seaboldt                     T. Jefferson Cunningham III
Assistant Secretary                   Chairman and Chief Executive
                                        Officer


(SEAL)


Attest                              PROGRESSIVE BANK, INC.



______________________              By _____________________________
Beatrice D. Parent                     Peter Van Kleeck
Corporate Secretary                    President and Chief Executive
                                         Officer


(SEAL)








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                                    ANNEX A
                      RESTATED CERTIFICATE OF INCORPORATION
                          OF THE SURVIVING CORPORATION

                                    ANNEX B
                  RESTATED BY-LAWS OF THE SURVIVING CORPORATION